Exhibit 3.48
ATX Telecommunications of Virginia, LLC

CERTIFICATE OF FORMATION
OF

A LIMITED LIABILITY COMPANY
FIRST: The name of the limited liability company is ATX Telecommunications Services of Virginia, LLC
SECOND: Its registered office in the the State of Delaware is to be located at 1013 Center Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is: Corporation Services Company.
THIRD: Its purpose is to provide all types of telecommunications, data, internet and other similar services to business, government, residential and other users, including, but not limited to, operation as a public utility, and to engage in any and all other activities permitted by law.
IN WITNESS WHEREOF, the undersigned, being the individual forming the company, has executed, signed and acknowledged this Certificate of Formation this 12th day of July, 2000.

/s/ James J. (Illegible)
James J. (Illegible)

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/12/2000 001354587 — 3258954